UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2003

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Item 5. Other Events.

                On January 23, 2003, Simpson Manufacturing Co., Inc. announced its fourth quarter 2003 earnings in a press release excerpted below:

PRESS RELEASE — January 23, 2003

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES FOURTH QUARTER EARNINGS

Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2002 fourth quarter net sales increased 16.2% to $108,659,643 as compared to net sales of $93,535,611 for the fourth quarter of 2001. Net income increased 55.8% to $10,597,463 for the fourth quarter of 2002 as compared to net income of $6,802,404 for the fourth quarter of 2001. Diluted net income per common share was $0.43 for the fourth quarter of 2002 as compared to $0.28 for the fourth quarter of 2001. For the year ended December 31, 2002, net sales increased 11.9% to $465,473,959 as compared to net sales of $415,862,601 for 2001. Net income increased 28.2% to $51,934,147 for 2002 as compared to net income of $40,518,126 for 2001. Diluted net income per common share was $2.09 for 2002 as compared to $1.64 for 2001.

In the fourth quarter of 2002, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in California. Simpson Strong-Tie’s fourth quarter sales increased 21.4% over the same quarter last year, while Simpson Dura-Vent’s sales decreased 0.9%. Contractor distributors and lumber dealers were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Strong-Wall and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s Direct-Vent products increased compared to the fourth quarter of 2001 while sales of its pellet vent and chimney product lines decreased.

Income from operations increased 66.5% from $10,599,688 in the fourth quarter of 2001 to $17,649,968 in the fourth quarter of 2002 and gross margins increased from 35.0% in the fourth quarter of 2001 to 39.0% in the fourth quarter of 2002. The increase in gross margins was primarily due to lower manufacturing costs. Selling expenses increased 14.3% from $10,854,858 in the fourth quarter of 2001 to $12,408,060 in the fourth quarter of 2002, primarily due to increased sales commissions as a result of sales in excess of goals and to increased spending on advertising and promotions. In addition, travel expenses related to the Simpson Strong-Tie’s international sales meeting were charged in the fourth quarter of 2002 as compared to 2001 when the meeting was cancelled as a result of the events of September 11, 2001. General and administrative expenses increased 9.2% from $11,285,172 in the fourth quarter of 2001 to $12,329,047 in the fourth quarter of 2002. This increase was primarily due to higher cash profit sharing, as a result of higher operating income, partially offset by a reduction in the bad debt reserve as compared to the fourth quarter of 2001 and by a reduction in goodwill amortization charges as a result of the change in accounting related to the adoption of the new intangible asset accounting standard at the start of 2002. The tax rate was 40.9% in the fourth quarter of 2002, an increase from 38.1% in the fourth quarter of 2001.

For the full year 2002, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in California and the southern and eastern portion of the country. Simpson Strong-Tie’s 2002 sales increased 14.2% over the same period last year, while Simpson Dura-Vent’s 2002 sales increased 0.7%. Lumber dealers and dealer and contractor distributors were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Strong-Wall and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s Direct-Vent products increased compared to the prior year, while sales of its pellet vent and chimney product lines decreased.

Income from operations for the year increased 30.8% from $65,816,141 in 2001 to $86,082,623 in 2002 and gross margins increased from 38.0% in 2001 to 40.6% in 2002. The increase in gross margins was primarily due to lower manufacturing costs.  Selling expenses increased 5.6% from $42,230,211 in 2001 to $44,581,335 in 2002, primarily due to increased sales commissions as a result of sales in excess of goals and to other personnel costs, partially offset by decreased spending on advertising and promotion. General and administrative expenses increased 16.4% from $50,031,666 in 2001 to $58,253,069 in 2002. This increase was primarily due to higher cash profit sharing, as a result of higher operating income, partially offset by a reduction in the bad debt reserve as compared to 2001 and by a reduction in goodwill amortization charges. The reduced amortization charge was affected by both the write-off of the Keybuilder.com software license in the second quarter of 2001 and the change in accounting related to the adoption of the new intangible asset accounting standard at the start of 2002. The tax rate was 40.4% in 2002, a decrease from 41.0% in 2001.

In December 2002, the Board of Directors authorized the Company to buy back up to $50,000,000 of the Company’s common stock. This replaces the $35,000,000 buy back authorization from February 2002. The authorization will remain in effect through the end of 2003.

Investors, analysts and other interested parties are invited to join the Company’s conference call on January 24, 2003, at 6:00 am, Pacific Time. To participate, callers may dial 800-451-7724. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2002 and 2001, are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited )
	2002	2001	2002	2001

Net sales	$108,659,643	$93,535,611	$465,473,959	$415,862,601
Cost of sales	66,272,568	60,795,893	276,556,932	257,784,583
Gross profit	42,387,075	32,739,718	188,917,027	158,078,018

Selling expenses	12,408,060	10,854,858	44,581,335	42,230,211
General and administrative expenses	12,329,047	11,285,172	58,253,069	50,031,666

Income from operations	17,649,968	10,599,688	86,082,623	65,816,141

Interest income, net	291,796	384,802	985,107	1,587,234
Income before taxes	17,941,764	10,984,490	87,067,730	67,403,375

Provision for income taxes	7,344,301	4,187,561	35,133,583	27,619,575
Minority interest	—	(5,475)	—	(734,326)
Net income	$10,597,463	$6,802,404	$51,934,147	$40,518,126

Net income per share:
Basic	$0.43	$0.28	$2.12	$1.67
Diluted	$0.43	$0.28	$2.09	$1.64

Weighted average shares outstanding:
Basic	24,542,787	24,320,888	24,470,067	24,216,494
Diluted	24,871,038	24,670,344	24,807,549	24,631,700

Other data:
Depreciation and amortization	$2,791,101	$3,472,378	$14,023,152	$15,649,657

The Company’s financial position as of December 31, 2002 and 2001, is as follows:

	December 31,
	(Unaudited)
	2002	2001

Cash and short-term investments	$121,001,667	$95,871,950
Trade accounts receivable, net	55,313,885	42,614,410
Inventories	93,079,620	82,476,299
Other current assets	10,619,065	9,006,102
Total current assets	280,014,237	229,968,761

Property, plant and equipment, net	97,396,608	81,410,301
Other noncurrent assets	18,990,220	18,232,988
Total assets	$396,401,065	$329,612,050

Trade accounts payable	$14,217,487	$15,738,659
Notes payable and current portion of long-term debt	1,257,782	986,448
Other current liabilities	26,262,216	18,982,843
Total current liabilities	41,737,485	35,707,950

Long-term debt	5,479,834	5,686,995
Other liabilities	—	100,000
Stockholders’ equity	349,183,746	288,117,105
Total liabilities and stockholders’ equity	$396,401,065	$329,612,050

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE: January 24, 2003	By	/s/ Michael J. Herbert
Michael J. Herbert Chief Financial Officer